Exhibit 13

AMENDMENT TO MUTUaL RELEASE AND SETTLEMENT AGREEMENT BETWEEN GREENSTREAM PARTIES AND EAGLE OIL PARTIES

This Amendment (“Amendment”) to the Mutual Release and Settlement Agreement (“Settlement Agreement”) between Greenstream Parties and Eagle Oil Parties (as defined in the Settlement Agreement) is entered into as of October 10, 2019 ("Effective Date").

Whereas, the parties entered into that certain Mutual Release and Settlement Agreement dated May 29, 2019 (the “Agreement”); and

Whereas, the parties now desire to amend the terms of the Agreement as more particularly set forth below:

1.	The Greenstream Parties shall wire an additional $25,000 USD in total to Eagle Oil Parties on or before November 8, 2019, in the amounts and pursuant to the wire instructions to be provide by the Eagle Oil Parties.

2.	Section 4. of the Agreement, “Issuance of Reg A Shares” shall be deleted in its entirety and replaced by the following:

“Issuance of Reg A shares. Each of Paul Khan, (ii) Connie Helwig; (iii) Ken Williams; (iv) Wendy Williams; and (v) Marc Desparois shall be issued that number of shares of the Company’s common stock pursuant to the Company’s Regulation A Offering Circular equal to $40,000 divided by the price per share set forth in the Offering Circular (the “Reg A Shares”). The issuance of the Reg A Shares shall be in exchange for the number of Preferred Shares held by each of the Eagle Oil Parties. If the Reg A shares are not issued and the necessary supporting documentation for their deposit and sale (to a third party) of the Reg A Shares is not provided by March 9, 2020 , the Class B preferred shares, for which the Reg A Shares were exchanged, will be immediately reissued with the exact same designation that existed prior to their exchange with the exception that the redeemable feature shall not apply (“These preferred shares held by any holder under 5% of the total issued and outstanding will be redeemable at the discretion of the company for the lump sum of $100,000 per holder”). In such case, each one of the 5 members of the Eagle Oil Parties shall receive 30,000 Class B preferred shares, that shall be fully paid and non-assessable, by March 10, 2020. In addition, all of the convertible debt previously held by the Eagle Oil Parties that previously had been canceled will be immediately reinstated.”

3.	Each of the Greenstream Parties and the Eagle Oil Parties agree not to publish or disseminate any information that has even the slightest negative connotation with respect to the other party. Any public posting or other material made by one party concerning the other will immediately be removed. Neither party shall claim that it is the owner or has control of the other or that it is other directing the operations of the other. Hereafter should one party notify the other that it is that party’s good faith belief that any posting or dissemination of information is in contravention of this provision, the party receiving the notice shall remove and retract any such public statement within 2 business days of the notice.

4.	Green Stream shall amend the Offering Circular to state:

“Allegations with regard to the Promissory Notes

The Company been made aware of the existence of certain convertible promissory notes by and between the Company and a number of persons and entities (collectively “Purported Notes”) as set forth in the table below. The Company disputes the validity of the Purported Notes. Nevertheless, the Company elects to disclose the Purported Notes to the potential investor due to the fact that should the parties alleging the existence of the Purported Notes sue the Company to collect on the Purported Notes and prevail in the court of relevant jurisdiction, the Company may have an obligation to issue certain securities of the Company and/or pay certain amounts as per the Purported Notes. However, it may be the case that some of the Purported Notes or the entirety of them are void or voidable based on the provisions of the Settlement.

The Company does not attempt to assess the likelihood of prevailing in the potential lawsuit. That said, the Company is prepared to protect its interests vigorously and assert any and all available defenses and counterclaims in the event of such lawsuit.”

5.	Ken Williams shall immediately put out a tweet as follows, “Green Stream Holdings Inc. will be amending their Reg A to my satisfaction, in a manner that is completely accurate.”

6.	Except as provided in this Amendment, all terms used in this Amendment that are not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

7.	This Amendment embodies the entire agreement between both parties with respect to the amendment of the Agreement. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall control and govern.

8.	Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Agreement remain in full force and effect. Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Amendment shall not, in any manner impair the Agreement, the purpose of this Amendment being simply to amend and ratify the Agreement, as hereby amended and ratified, and to confirm and carry forward the Agreement, as hereby amended, in full force and effect.

9.	This Amendment shall be construed and governed by the laws of the STATE OF NEVADA

IN WITNESS WHEREOF, Greenstream Parties and Eagle Oil Parties have executed and delivered this Amendment effective as of the Effective Date.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO AMENDMENT TO SETTLEMENT AGREEMENT]

Greenstream Parties:

Greenstream Holdings, Inc.

By:	/s/ Madeline Cammarata
Madeline Cammarata, President

/s/ Madeline Cammarata
Madeline Cammarata, Individually

/s/ James Ware
James Ware

/s/ Renee (Ray) Anam
Renee (Ray) Anam

Eagle Oil Parties:

/s/ Paul Khan
Paul Khan

/s/ Connie Helwig
Connie Helwig

/s/ Ken Williams
Ken Williams

/s/ Wendy WIlliams
Wendy WIlliams

/s/ Marc Desparois
Marc Desparois

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (“Agreement”) has been entered this 29th day of May 2019 for good and valuable consideration, the receipt and sufficiency of each of which is hereby acknowledged by all parties. This Agreement has two sets of parties.

The first set of parties are as follows and are collectively referred to as the “Greenstream Parties”: (i) Greenstream Holdings, Inc. (“GFHI”); (ii) Madeline Cammarata; (iii) James Ware; and (iv) Renee Anam, all of whom have a contact address of 22809 Pacific Coast Highway, Malibu, California 90265.

The second set of parties are as follows and are collectively referred to as the “Eagle Oil Parties”: (i) Paul Khan, at paulkhansten@yahoo.ca (ii) Connie Helwig at dhvendconnie@yahoo.com; (iii) Ken and Wendy Williams at kjwilliam@gmail.com; and (iv) Marc Desparois, at desparoism@sympatico.ca.

RECITALS

The following recitals form an integral part of this agreement and are to be read as representations, warranties and covenants by the parties:

WHEREAS, the Eagle Oil Parties own, control, or are affiliated either directly or indirectly with some of the authorized, issued and outstanding shares of the designated Preferred Stock of GFHI, (collectively, the “GFHI Preferred Stock”);

WHEREAS, there are no other shares of GFHI Preferred Stock otherwise authorized, issued or outstanding other than the Class A, B and C shares;

WHEREAS, the Eagle Oil Parties have no other right, title, claim or interest, either directly or indirectly, to any other GFHI Common Shares other than by utilizing Convertible notes that they may own;

WHEREAS, the Eagle Oil and Greenstream Parites have agreed to maintain this and all other matters concerning the Eagle Oil and Greenstream Parties on a confidential basis. Further that all of the parties hereto, shall refrain from slandering or defaming any other party to this settlement agreement. The parties hereto acknowledge that actual damages shall be difficult, if not impossible to ascertain, therefore liquidated damages in the amount of $100,000 shall be imposed on any offending party.

WHEREAS the Eagle Oil Parties represent that no one individually acting alone, or acting in concert shall exert any claims of ownership of any common or Preferred shares, and that all such shares and interests therein shall be included in this agreement.

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NOW, THEREFORE, BE IT AGREED THAT:

1.	Lump Sum Payment by Greenstream Parties to the Eagle Oil Parties. On execution and delivery of this Agreement and the concurrent surrender of all certificates, if any, evidencing the GFHI Preferred Stock and GFHI Convertible Debt owned by the Eagle Oil Parties, Greenstream Parties shall pay, without reservation in one lump sum of $40,000, via wire transfer to the Eagle Oil Parties to be distributed as follows: (i) Paul Khan - $10,000; (ii) Connie Helwig – $10,000; (iii) Ken and Wendy Williams - $10,000; and (iv) Marc Desparois - $10,000. Wire instructions will be provided under separate cover with a wire confirmation to be provided.

2.	Medallion Signature Guarantee. If a medallion signature guarantee is required for the cancellation of shares, GFHI will pay for the cost to utilize V Stock’s medallion signature guarantee service.

3.	Consulting Contract. Attached as Exhibit B is a consulting contract between Greenstream Finance Holdings and Paul Khan which the parties are executing concurrently. On full execution, the Greenstream Parties shall wire transfer the sum of $10,000 at the instruction of Mr. Khan as a one-time lump sum payment in full compensation for the services and other matters set forth in the consulting contract. Wire instructions will be provided under separate cover with a wire confirmation provided.

4.	Issuance of Reg A shares. $40,000 worth of Reg A shares shall be issued to each one of the Eagle Oil Parties. If the Reg A shares are not issued and/or all supporting documentation for their deposit/sale (to a third party) is not provided within seven months from the date of this agreement, the cancelled class B preferred shares will be Immediately reissued in addition to the cancelled convertible debt.

5.	General Release of the Eagle Oil Parties. On receipt of the GFHI Preferred Stock, and GFHI Convertible Debt owned by the Eagle Oil Parties, the Greenstream Parties, for themselves and for their heirs, devisees, members, managers, successors, assigns, and agents, completely, unconditionally and forever release, acquit and discharge the Eagle Oil Parties and the Eagle Oil Parties’ current and former agents and employees, attorneys, heirs, devisees, beneficiaries, successors, and assigns of and from any and all actions, causes of action, claims, claims to liens, liens, counterclaims, cross claims, debts, demands, liabilities, losses and damages, whether known or unknown, which were made, may have been made or could have been made in a lawsuit commenced on or before the date of this Agreement, or which in any manner relate to any and all transactions, communications or other dealings between the parties on or before the date of this Agreement.

6.	General Release of the Greenstream Parties. Upon receipt of the payments required under paragraphs one, two, three and four above, the Eagle Oil Parties, for themselves and for their heirs, devisees, beneficiaries, successors, assigns, and agents, completely, unconditionally and forever release, acquit and discharge the Greenstream Parties, their current and former agents and employees, attorneys, heirs, devisees, successors, and assigns of and from any and all actions, causes of action, claims, counterclaims, cross claims, debts, demands, liabilities, losses and damages, whether known or unknown, which were made, may have been made or could have been made in a lawsuit commenced on or before the date of this Agreement, or which in any manner relate to any and all transactions, communications and other dealings between the parties on or before the date of this Agreement.

7.	Attorneys’ Fees. Each Party shall be responsible for its own attorneys’ fees, costs and expenses incurred in connection with the negotiations, preparation and execution of this Agreement.

8.	No Admission of Liability. The Parties’ agreement to the terms and conditions set forth herein shall in no manner be deemed an admission, express or implied, of: (a) liability by any Party to any other person or entity; (b) any fact, other than the facts set forth in the Recitals to this Agreement; or (c) the merits of the position taken by any Party with respect to any matter.

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9.	No Assignment of Claims. Each set of parties represents and warrants to the other that it has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity any claims that it might have against the other.

10.	Complete Agreement; Modification; and Waiver. This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous agreements, representations, warranties, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

11.	Review; Investigation; Etc. Each Party acknowledges and represents that:

A)	The Party has fully and carefully read and considered this Agreement prior to its execution;

B)	The Party has had the opportunity to make whatever investigation or inquiry the Party deems necessary or appropriate in connection with the subject matter of this Agreement;

C)	The Party is executing this Agreement voluntarily and free from any undue influence, coercion, duress or fraud of any kind; and

D)	The Party is knowingly and voluntarily waiving and releasing all claims against the other Parties, but only as provided in this Agreement.

12.	Miscellaneous Provisions.

●	This Agreement shall be binding upon and shall inure to the benefit of the Parties and the Parties’ respective heirs, agents, successors, and assigns;

●	If any Party is required to take any action to enforce this Agreement, the prevailing Party shall be entitled to recover all reasonable attorneys’ fees and costs from the non-prevailing Party or Parties;

●	The paragraph headings used in this Agreement are for purposes of identification only and shall not be considered in construing this Agreement. Furthermore, this Agreement shall be deemed to have been prepared with the full and equal participation of each Party and each Party’s legal counsel, and shall not be construed by any Party against any other Party;

●	This Agreement shall be construed and enforced in accordance with the laws of the State of Wyoming and the Parties agree that the state courts located in Sheridan, Wyoming, shall have exclusive jurisdiction over, and shall be the exclusive venue for, any action arising out of, or related to, this Agreement.

●	This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same document. The parties will accept facsimile signatures or electronic signatures as original signatures.

IN WITNESS WHEREOF, the Greenstream and Eagle Oil Parties have executed this Agreement as of the day and year first above written.

The rest of this page shall remain blank

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Greenstream Parties:

Greenstream Holdings, Inc.

By:
Madeline Cammarata, President

Madeline Cammarata, Individually

James Ware

Renee (Ray) Anam

Eagle Oil Parties:

/s/ Paul Khan
Paul Khan

/s/ Connie Helwig
Connie Helwig

/s/ Ken Williams
Ken Williams

/s/ Wendy WIlliams
Wendy WIlliams

/s/ Marc Desparois
Marc Desparois

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Audit Trail

TITLE	GreenStream settlement

FILE NAME	GREENSTREAM. PAUL...POSED RP copy.pdf

DOCUMENT ID	2ab587fbbd23b286b2c62072fa95952c921fdcd1

STATUS	Completed

Document History

05/29/2019 20:30:52 UTC	Sent for signature to Ken Williams (kjwillia@gmail.com) and Wendy Williams (wrwillia734@gmail.com) from kjwillia@gmail.com IP: 96.69.40.2

05/29/2019 20:31:21 UTC	Viewed by Ken Williams (kjwillia@gmail.com) IP: 96.69.40.2

05/29/2019 20:31:40 UTC	Signed by Ken Williams (kjwillia@gmail.com) IP: 96.69.40.2

05/29/2019 20:32:19 UTC	Viewed by Wendy Williams (wrwillia734@gmail.com) IP: 96.69.40.2

05/29/2019 20:33:19 UTC	Signed by Wendy Williams (wrwillia734@gmail.com) IP: 96.69.40.2

05/29/2019 20:33:19 UTC	The document has been completed.